Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Presbia PLC,

Irvine, California

We consent to the incorporation by reference in Registration Statements (No. 333-212958), (No. 333-201758), and (No. 333-228428) on Form S-8 and (No. 333-210780) on Form S-3 of Presbia PLC of our report dated April 12, 2019, relating to the consolidated financial statements of Presbia PLC ( which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Presbia PLC for the year ended December 31, 2018.

/s/ SQUAR MILNER LLP

San Diego, California

April 12, 2019